                                                                       EXHIBIT 5



                                 March 25, 1998



Board of Directors
Northfield Bancorp, Inc.
8005 Harford Road
Baltimore, Maryland  21234

     RE:  Registration Statement on Form SB-2

Gentlemen:

     You have requested our opinion as special counsel to Northfield Bancorp, Inc. (the "Company"), in connection with the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to shares of common stock of the Company (the "Common Stock") to be issued in connection with the simultaneous conversion of Northfield Federal Savings (the "Association") from a federal mutual savings association to a federal capital stock savings bank, with the name "Northfield Federal Savings Bank" (the "Bank"), and reorganization into the holding company form of ownership with the Bank becoming a wholly owned subsidiary of the Company.

     In rendering this opinion, we understand that the Common Stock will be offered and sold in the manner described in the Prospectus which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock will, when issued and sold as contemplated by the Registration Statement, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal and Tax Matters."

                         HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                         By:/s/ Cynthia R. Cross
                            --------------------------------
                            Cynthia R. Cross